Exhibit 99.1

WESTMOUNTAIN ASSET MANAGEMENT, INC.

For Immediate Release

WestMountain Asset Management Appoints New President to Executive Team

Fort Collins, CO, May 5, 2011—WestMountain Asset Management, an investment asset manager that invests and manages private equity and direct investment funds for third parties, announced the hiring of Steve Anderson as President of the Company.

Mr. Anderson will oversee business development, marketing and communications for the Fort Collins based company as well as providing management support for WestMountain’s investment interests, CEO Brian Klemsz announced today.

“Steve brings an enormous amount of marketing and communication experience to WestMountain” says Klemsz.  “We’re excited to have him on our executive team.  We believe that Steve can make a positive impact with our current investments as well as help increase the value of the Company by developing new opportunities.”

Mr. Anderson comes to WestMountain from EnviroPest of Colorado where he served as Director of Marketing & Development for Colorado’s largest locally owned pest control company. Prior to that he was a pastor at Resurrection Fellowship church in Loveland, CO and also served eight years as play-by-play announcer for Colorado State University. He received his Bachelor of Science in Communications from Oral Roberts University in 1983.

Founded in 2007, West Mountain Asset Management is a public company that makes investments in early stage companies through an angel investor funding approach and then provide those companies with management support to fully realize their potential.  The Company’s stock trades under the symbol of WASM.

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Contact Information:

WestMountain Asset Management, Inc.
Steve Anderson
(970) 231-7974
steve@westmountainam.com
www.westmountainam.com